Exhibit 99.1

July 14, 2021

Dear Shareholder:

Our second quarter is in the books, and as we begin Q3 we continue to be excited about our future. As you know, our vision is to be the bank of choice in Tennessee and as we review the results of our quarterly performance to date, there is no doubt that we are well on our way. Did you know, the bank’s assets have doubled in just seven years, and our Year-to-Date Return on Assets as of June 30, 2021 is 1.28%. That’s something we believe we can all be excited about!

The Board of Directors of Wilson Bank Holding Company is pleased to share with you our 2021 second quarter results.

●	The assets of your company, as of June 30, 2021 were $3.65 billion, representing an increase of $281.5 million or 8.35%, since December 31, 2020, and an increase of $487.5 million since June 30, 2020.
●	Our net income fro the first six months of 2021 was $22.28 million, up $4.2 million, or 23.4%, from the first six months of 2020.
●	Earnings per diluted share for the first six months of 2021 was $2.01, compared to $1.66 for the first six months of 2020.

The Board of Directors has declared a $.75 per share cash dividend to shareholders of record as of July 1, 2021 that will be payable on July 23, 2021. The latest price at which the Company’s common stock has been traded of which we are aware was $60.95 per share.

We continue to experience historic growth in deposits due to our government’s stimulus and relief packages as well as consumer and commercial customers accumulating more savings. The opportunity that poses for us is an increased focus on driving loan development in order to keep up with the deposit growth. We want you to know that your Executive Management Team continues to keep a watchful eye on overall inflation, while looking for ways to grow our earning assets through lending opportunities. We remain optimistic about the overall health of the local economies within our markets at this time.

A strong driver of our income and increase in earnings per share continues to come from mortgage lending which has benefited from both the continued elevated levels of new home purchases in our markets and refinancing transactions, and revenue from the Administration’s Paycheck Protection Lending Program launched in April 2020. Since the initiation of the PPP, our team has originated 2,535 PPP loans totaling more than $124 million, many of which have now been forgiven by the US government, allowing us to recognize the fee income associated with these loans. We are humbled and grateful for the opportunity to serve our small business customers as they navigate the financial impact caused by the COVID-19 crisis. This program has presented us with the opportunity to deepen our relationships with some of our small businesses customers as well as attract new relationships in the process.

We continue to work tirelessly toward the opening of our Greenlea office as well as other bank wide renovations which include cosmetic upgrades to some of our older offices and the recent buildout of office space adjacent to our West End office in Nashville, giving us an additional 4,000 square feet, with 12 new workspaces and a conference room.

Additionally, we would be remiss if we didn’t express our gratitude to YOU, our shareholders, for the success of this year’s shareholder picnic at Fiddler’s Grove. It was such a blessing to get to see many of you and have the opportunity to spend 1:1 time serving you. Along with that comes the excitement of welcoming our longstanding tradition of supporting our local fairs, community events- and YES, Oktoberfest!

Not only are these community-centric events the core of our bank’s DNA, they allow us a unique opportunity to support our local markets and get back to doing what we do best, serving our customers. It’s certainly good to know that we have created that reputation for ourselves but even better when others recognize us for it! That’s why we were so pleased to see the Nashville Business Journal awarded us “Best in Business”, which is something voted on by our peers and communities.

It’s important that we all know that our strategy will continue to drive our business throughout the remainder of the year. We have a number of exciting initiatives that we are planning to rollout in 2021 that we believe will enhance the account opening process, both online and in the office along with an updated website and additional digital banking tools. We believe these initiatives will help us drive sales and help us as we continue to position your bank as the bank of choice in Tennessee.

With that said, there is no doubt your support and desire to make WBT great continues to be a driving force of why we are so excited about our future. Thank you for everything you do to champion WBT, and for your support and prayers over the last year.

John C. McDearman, III	Will Jordan
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company